PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated August 11, 2023)	Registration No. 333-271903

MURPHY CANYON ACQUISITION CORP.

4995 Murphy Canyon Road, Suite 300

San Diego, CA 92123

PROSPECTUS SUPPLEMENT

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 7, 2023

To the Stockholders of Murphy Canyon Acquisition Corp.:

This prospectus supplement amends and supplements the prospectus dated August 11, 2023 (the “Prospectus”), which forms a part of the Registration Statement of Murphy Canyon Acquisition Corp. (“MURF”) on Form S-4 (Registration No. 333-271903) (the “Registration Statement”). The Prospectus and Registration Statement relate to an offering of securities of MURF to shareholders of Conduit Pharmaceuticals Limited (“Conduit”) in connection with the proposed merger (the “Merger”) contemplated by that certain Agreement and Plan of Merger, dated as of November 8, 2022 and as amended on January 27, 2023 and May 11, 2023 (the “Merger Agreement”), which, among other things, provides for the merger of a wholly-owned subsidiary of MURF with and into Conduit, with Conduit surviving the merger as a wholly-owned subsidiary of MURF. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to amend and supplement the information included in the Prospectus solely with the information set forth below:

●	Provide an Amended and Restated Notice of Special Meeting of Stockholders;
●	Revise the order of the subproposals relating to approval of amendments to MURF’s current amended and restated certificate of incorporation appearing in the Notice of Special Meeting of Stockholders and in the sections: “Summary on the Material Terms of the Transactions”, “Questions and Answers About the Business Combination and Proposals”, “Summary of the Proxy Statement/Prospectus”, “Special Meeting of MURF Stockholders”, “Charter Amendments Proposal”, and “Advisory Charter Amendments Proposals” to conform with the order of subproposals on the proxy card; and
●	Provide a revised proxy card that includes, in conformity with the Prospectus, Charter Amendment Proposal F to require that stockholders only act at annual and special meetings of the corporation and not by written consent.

The following pages include such Amended and Restated Notice of the Special Meeting of Stockholders, amendments to the order of subproposals in sections of the Prospectus, and a revised proxy card.

If you previously submitted a proxy card or voting instruction form or submitted a proxy or voting instructions by mail or online, then your previous voting instructions will continue to be honored with respect to the shares held by you and the respective proposals. With respect to Charter Amendment Proposal F as set forth in the revised proxy card, MURF stockholders should vote on this proposal by internet, phone or mail. A failure to vote by proxy or in person (at the virtual Special Meeting) on the matters covered by Charter Amendment Proposal F as set forth in the revised proxy card will result in an abstention that will have the same effect as a vote “AGAINST” Charter Amendment Proposal F.

If you have not yet voted on any proposals, we urge you to vote. The Special Meeting will continue to be held on September 7, 2023 at 10:00 a.m., Eastern Time, via webcast. MURF stockholders can attend, vote and examine the list of MURF stockholders entitled to vote at the live webcast of the Special Meeting by visiting www.proxyvote.com before the meeting or www.virtualshareholdermeeting.com/MURF2023SM2 during the meeting and entering the control number found on their proxy card, voting instruction form or notice they previously received.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Before you invest, you should read the Prospectus and the Registration Statement and other documents MURF has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Investing in our securities involves a high degree of risks. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 29 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or this prospectus supplement or determined if the Prospectus or this prospectus supplement is truthful or complete.

The date of this prospectus supplement is August 23, 2023.

Thank you for your consideration and continued support.

Jack K. Heilbron

Chief Executive Officer, President and Chairman

AMENDED AND RESTATED NOTICE OF

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 7, 2023

TO THE STOCKHOLDERS OF MURPHY CANYON ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Murphy Canyon Acquisition Corp. (“MURF”), a Delaware corporation, will be held at 10:00 a.m., Eastern Time, on September 7, 2023, via webcast (the “Special Meeting”). MURF stockholders can attend, vote and examine the list of MURF stockholders entitled to vote at the live webcast of the Special Meeting by visiting www.proxyvote.com before the meeting or www.virtualshareholdermeeting.com/MURF2023SM2 during the meeting and entering the control number found on their proxy card, voting instruction form or notice they previously received. In light of public health concerns regarding the novel coronavirus (COVID-19), the Special Meeting will be held in a virtual meeting format only. You will not be able to attend the Special Meeting physically.

You are cordially invited to virtually attend the Special Meeting, which will be held for the following purposes:

(1)	to consider and vote upon a proposal to approve the business combination (the “Business Combination”) described in this proxy statement/prospectus, including the Agreement and Plan of Merger, dated as of November 8, 2022 and as amended on January 27, 2023 and May 11, 2023 (the “Merger Agreement”), by and among MURF, Conduit Pharmaceuticals Limited, a Cayman Islands exempted company (“Conduit”) and Conduit Merger Sub, Inc., a Cayman Islands exempted company and a wholly-owned subsidiary of MURF (“Merger Sub”), which, among other things, provides for the merger of Merger Sub with and into Conduit, with Conduit surviving the merger as a wholly-owned subsidiary of MURF — we refer to this proposal as the “business combination proposal”;

(2)	to consider and vote upon separate proposals to approve amendments to MURF’s current amended and restated certificate of incorporation to:

(i)	Charter Amendment Proposal A – change the name of the public entity from “Murphy Canyon Acquisition Corp.” to “Conduit Pharmaceuticals Inc.” (“New Conduit”);

(ii)	Charter Amendment Proposal B – provide for one class of authorized common stock;

(iii)	Charter Amendment Proposal C – delete the various provisions in MURF’s current amended and restated certificate of incorporation applicable only to special purpose acquisition corporations (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time);

(iv)	Charter Amendment Proposal D – increase the number of authorized shares of common stock to 250,000,000; and

(v)	Charter Amendment Proposal E – fix the number of directors at seven (7), a majority of whom shall be independent directors in accordance with The Nasdaq Stock Market LLC’s requirements — we refer to these proposals collectively as the “charter amendment proposals”;

(vi)	Charter Amendment Proposal F – require that stockholders only act at annual and special meetings of the corporation and not by written consent— we refer to these proposals collectively as the “charter amendment proposals”;

(3)	to consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, presented separately in accordance with U.S. Securities and Exchange Commission (“SEC”) requirements — we refer to this proposal as the “advisory charter amendments proposals”;

(4)	to elect seven (7) directors who, upon consummation of the Business Combination, will be the directors of New Conduit — we refer to this proposal as the “director election proposal”;

(5)	to consider and vote upon a proposal to approve the Conduit Pharmaceuticals Inc. 2023 Stock Incentive Plan (named in anticipation of the Business Combination), which is an incentive compensation plan for employees of New Conduit and its subsidiaries, including Conduit — we refer to this proposal as the “incentive plan proposal”;

(6)	to consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of Nasdaq, the issuance of New Conduit common stock and warrants to purchase New Conduit common stock, par value $0.0001 per share, to Prospect Science Ventures Limited (the “Private Placement Investor”) in the Private Placement, the proceeds of which will be used to finance the Business Combination and related transactions and the costs and expenses incurred in connection therewith with any balance used for working capital purposes — we refer to this proposal as the “Nasdaq proposal”; and

(7)	to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if MURF does not have sufficient proxies to approve one or more of the foregoing proposals — we refer to this proposal as the “adjournment proposal.”

These items of business are described in the proxy statement/prospectus first mailed on or around August 11, 2023, to stockholders of record of MURF as of the Record Date, as amended by the attached prospectus supplement. We encourage you to read both in their entirety before voting. Only holders of record of MURF common stock at the close of business on August 2, 2023 (the “Record Date”), are entitled to notice of the Special Meeting and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting.

After careful consideration, the MURF Board has determined that the business combination proposal, the charter amendment proposals, the advisory charter amendments proposals, the director election proposal, the incentive plan proposal, the Nasdaq proposal and the adjournment proposal are fair to and in the best interests of MURF and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the business combination proposal, “FOR” each of the charter amendment proposals, “FOR” each of the advisory charter amendments proposals, “FOR” the election of all of the persons nominated by MURF’s management for election as directors, “FOR” the incentive plan proposal, “FOR” the Nasdaq proposal and “FOR” the adjournment proposal, if presented.

Consummation of the Transactions (as described in the proxy statement/prospectus first mailed on or around August 11, 2023, to stockholders of record of MURF as of the Record Date) is conditioned on approval of each of the business combination proposal, the charter amendment proposals, the director election proposal, the incentive plan proposal, and the Nasdaq proposal. If any of the proposals is not approved, the other proposals will not be presented to stockholders for a vote.

All MURF stockholders are cordially invited to virtually attend the Special Meeting, which will be held via live webcast. To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of MURF common stock, you may also cast your vote at the Special Meeting electronically by visiting www.proxyvote.com before the meeting or www.virtualshareholdermeeting.com/MURF2023SM2 during the meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting virtually and vote electronically, obtain a proxy from your broker or bank.

A complete list of MURF stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at the principal executive offices of MURF for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to virtually attend the Special Meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

/s/ Jack K. Heilbron
Jack K. Heilbron
Chief Executive Officer, President, and Chairman

August 23, 2023

IF YOU ARE A HOLDER OF PUBLIC SHARES AND WISH TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT MURF REDEEM YOUR SHARES FOR CASH BY DELIVERING YOUR STOCK ELECTRONICALLY TO MURF’S TRANSFER AGENT USING DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. MURF’S TRANSFER AGENT MUST RECEIVE YOUR INSTRUCTION TO REDEEM BY 5:00 PM EASTERN TIME ON SEPTEMBER 5, 2023 (TWO (2) BUSINESS DAYS BEFORE THE SPECIAL MEETING) IN ORDER FOR YOUR REDEMPTION DEMAND TO BE VALID. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. SEE “SPECIAL MEETING OF MURF STOCKHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The proxy statement/prospectus dated August 11, 2023, was first mailed to Murphy Canyon Acquisition Corp. stockholders on or about August 11, 2023.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on September 7, 2023. MURF’s proxy statement/prospectus are available at www.proxyvote.com.

PROSPECTUS SUPPLEMENT

The following amendments should be read in conjunction with the Prospectus, which should be read in its entirety. Without admitting in any way that the disclosures below are material or otherwise required by law, MURF makes the following supplemental disclosures.

SUMMARY ON THE MATERIAL TERMS OF THE TRANSACTIONS

The following text shall replace subsection (v) on page 5:

Charter Amendment Proposal E – fix the number of directors at seven (7), a majority of whom shall be independent directors in accordance with The Nasdaq Stock Market LLC’s requirements.

The following text shall be added after subsection (v) on page 5:

(vi) Charter Amendment Proposal F – require that stockholders only act at annual and special meetings of the corporation and not by written consent— we refer to these proposals collectively as the “charter amendment proposals”. See the section entitled “The Charter Amendment Proposals.”

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND PROPOSALS

The following text shall be deleted from subsection (v) in the Q&A “Are there any other matters being presented to stockholders at the meeting?” on page 8.

See the section entitled “The Charter Amendment Proposals.”

The following text shall be added after subsection (v) on page 8:

(vi) Charter Amendment Proposal F – require that stockholders only act at annual and special meetings of the corporation and not by written consent— we refer to these proposals collectively as the “charter amendment proposals”. See the section entitled “The Charter Amendment Proposals.”

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

The following text shall be deleted from subsection (v) on page 19:

See the section entitled “The Charter Amendment Proposals.”

The following text shall be added after subsection (v) on page 19:

(vi) Charter Amendment Proposal F – require that stockholders only act at annual and special meetings of the corporation and not by written consent— we refer to these proposals collectively as the “charter amendment proposals”. See the section entitled “The Charter Amendment Proposals.”

SPECIAL MEETING OF MURF STOCKHOLDERS

The following text shall be deleted from subsection (v) on page 57:

— we refer to these proposals collectively as the “charter amendment proposals”

The following text shall be added after subsection (v) on page 57:

(vi) Charter Amendment Proposal F – require that stockholders only act at annual and special meetings of the corporation and not by written consent— we refer to these proposals collectively as the “charter amendment proposals”. See the section entitled “The Charter Amendment Proposals.”

CHARTER AMENDMENTS PROPOSAL

The following text shall move from Charter Amendment Proposal F on page 111 to replace Charter Amendment Proposal C on page 110:

To remove various provisions applicable to special purpose acquisition corporation;

The following text shall move from Charter Amendment Proposal C on page 110 to replace Charter Amendment Proposal E on page 111:

To establish that the board of directors of MURF following the closing of the Business Combination shall be initially fixed at seven (7), a majority of whom shall be independent directors in accordance with Nasdaq requirements; and

The following text on page 111 shall move from Charter Amendment Proposal E to replace Charter Amendment Proposal F:

To require that stockholders only act at annual and special meetings of the corporation and not by written consent.

ADVISORY CHARTER AMENDMENTS PROPOSALS

The following text on page 113 shall move from Advisory Charter Amendment Proposal F to replace Advisory Charter Amendment Proposal C:

To remove various provisions applicable to special purpose acquisition corporation;

The following text on page 113 shall move from Advisory Charter Amendment Proposal C to replace Advisory Charter Amendment Proposal E:

To establish that the board of directors of MURF following the closing of the Business Combination shall be initially fixed at seven (7), a majority of whom shall be independent directors in accordance with Nasdaq requirements; and

The following text on page 113 shall move from Advisory Charter Amendment Proposal E to replace Advisory Charter Amendment Proposal F:

To require that stockholders only act at annual and special meetings of the corporation and not by written consent.

ADVISORY CHARTER AMENDMENTS PROPOSALS –REASONS FOR THE ADVISORY CHARTER AMENDMENTS

The following text shall move from Advisory Charter Amendment Proposal F on page 114 to replace Advisory Charter Amendment Proposal C on page 113:

The elimination of certain provisions related to MURF’s status as a special purpose acquisition company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Charter does not include the requirement to dissolve MURF after a certain time period and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and the MURF Board believes it is the most appropriate period for MURF. In addition, certain other provisions in the existing amended and restated certificate of incorporation require that proceeds from MURF’s initial public offering be held in the trust account until the completion of a business combination or redemption of 100% of the outstanding public shares has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Charter.

The following text shall move from Advisory Charter Amendment Proposal C on page 113 to replace Advisory Charter Amendment Proposal E on page 114:

The total number constituting the MURF Board following the closing of the Business Combination will initially consist of seven (7) individuals, a majority of whom shall be independent directors in accordance with Nasdaq requirements. It is in the interests of stockholders of New Conduit to know the size of its board of directors, and such provisions are also in accordance with the DGCL.

MURF’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Business Combination Proposal — Interests of MURF’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

The following text shall move from Advisory Charter Amendment Proposal E on page 114 to replace Advisory Charter Amendment Proposal F on page 114:

The Proposed Charter provides that any action to be taken by the MURF stockholders may not be taken by written consent. The MURF Board believes that each decision of the stockholders should be made by all stockholders and only after thoughtful consideration of complete information. Information is provided to stockholders through a proxy statement, and the period between delivery of the proxy statement and the stockholder meeting provides time for consideration of stockholder proposals. The MURF Board believes that all stockholders, not just stockholders executing a written consent, should have the opportunity to participate in the decision-making process. This allows minority stockholders to take whatever action they deem appropriate to protect their interests, including seeking to persuade majority stockholders to follow a different course, or selling their shares.

The proposed charter amendment will have the effect of preventing MURF stockholders from taking action at any time other than an annual meeting or a special meeting to replace directors or take any other action authorized to be taken by stockholders under the DGCL. This charter amendment may make more difficult, or delay, actions by a person or a group seeking to acquire a substantial percentage of MURF common stock, to replace directors or to take other action to influence or control its management or policies, even though the holders of a majority of the outstanding shares of MURF common stock might desire those actions.

REVISED PROXY CARD

The following text shall be added to the proxy card (the “Revised Proxy Card”):

2f. Charter Amendment Proposal F – require that stockholders only act at annual and special meetings of the corporation and not by written consent;

MURPHY CANYON ACQUISITION CORP.
4995 MURPHY CANYON RD, SUITE 300
SAN DIEGO, CA 92123

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on September 6, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MURF2023SM2**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on September 6, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V22613-S72448

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MURPHY CANYON ACQUISITION CORP.

The Board of Directors recommends you vote FOR proposals 1, 2, 3, 4, 5, 6 and 7.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.

V22614-S72448

MURPHY CANYON ACQUISITION CORP.
Special Meeting of Stockholders
September 7, 2023 10:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Adam Sragovicz and Jack K. Heilbron, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of MURPHY CANYON ACQUISITION CORP. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 10:00 AM on September 7, 2023, at www.virtualshareholdermeeting.com/MURF2023SM2, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side